UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 30, 2011

THE FRESH MARKET, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	1-34940	56-1311233
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

628 Green Valley Road, Suite 500, Greensboro, NC 27408

(Address of Principal Executive Offices) (Zip Code)

(Registrant’s Telephone Number, Including Area Code): (336) 272-1338

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 30, 2011, The Fresh Market, Inc. (the “Company”) entered into a binding agreement in principle to amend its existing Supply and Service Agreement with Burris Logistics (“Burris”) pursuant to which Burris provides inventory management, warehousing and transportation services to the Company (the “Existing Agreement”). The agreement in principle provides that the term of the Existing Agreement, which otherwise would have expired by its terms on or around February 5, 2012, will be extended through February 5, 2016. Burris will continue to perform the inventory management, warehousing and transportation services for the Company that it has performed under the Existing Agreement. The agreement in principle also provides that Burris may begin to utilize a second distribution center in the mid-Atlantic region in 2012 to service the Company. In addition, the agreement in principle addresses certain pricing and other business terms which were omitted from previous public filings of the Existing Agreement pursuant to a Confidential Treatment Request by the Company. The parties expect to further set forth the agreement in principle in a detailed amendment to the Existing Agreement (the “Amendment”) as promptly as reasonably practicable. The parties expect that the Amendment will contain additional administrative detail related to the business terms set forth in the agreement in principle. If an Amendment has not been entered into prior to the date on which the Existing Agreement would have otherwise expired by its terms, the agreement in principle will serve to amend the Existing Agreement as and to the extent set forth in the agreement in principle.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FRESH MARKET, INC.

Dated: October 4, 2011	By:	/s/ Lisa K. Klinger
		Name:	Lisa K. Klinger
		Title:	Executive Vice President and CFO